UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2005

Answerthink, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (305) 375-8005

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

During the first quarter of 2005, the Compensation Committee of the Board of Directors of Answerthink, Inc. retained a human resources consulting firm to assist it in its review of its senior executive compensation programs. The Committee reviewed and considered such factors as: (i) the base salaries paid to the CEO’s of other publicly traded companies of similar size to Answerthink and with whom Answerthink competes in the marketplace and in the attraction and retention of executives and key employees, (ii) an assessment of the CEO’s long-term contribution to Answerthink’s overall performance, and (iii) the fact that the CEO’s base salary has remained unchanged for the past seven years.

On June 10, 2005, the Compensation Committee approved a compensation plan for fiscal year 2005 for Answerthink’s Chief Executive Officer and Chief Operating Officer. The Committee will decide in future periods whether to include other Company executives in this program or in a similar program. The program established for the Company’s Chief Executive Officer and Chief Operating Officer for fiscal year 2005 provides for annual cash bonuses and equity awards subject to the achievement of pre-established pro-forma earnings targets levels which relate to an operating plan that has been approved by the Board of Directors. The equity awards will be subject to limits on the dilution caused by such grants based on the level of targets, and thus Company performance, achieved and the fair market value of our Common Stock on the date of such awards.

In light of these program changes and in consideration of the fact that Mr. Fernandez’ base salary had remained unchanged for the past seven years, the Compensation Committee raised Mr. Fernandez’s annualized rate of base salary is $750,000. The salary increase will be retroactively effective as of January 1, 2005. A copy of the amendment to Mr. Fernandez’s employment agreement reflecting the increased salary is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Amendment to the Employment Agreement, dated May 26, 1998, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC. (Registrant)

Date: June 16, 2005	By:	/s/ Frank A. Zomerfeld
Frank A. Zomerfeld General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Amendment to the Employment Agreement, dated May 26, 1998, as amended.